Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Pre-Effective Amendment No.2 to Registration Statement No. 333-219127 on Form N-2 of our report dated November 15, 2017, relating to the financial statements of Blackstone / GSO Floating Rate Enhanced Income Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 22, 2017